Exhibit 15.1

Acknowledgement of Independent Registered Public Accounting Firm

The Board of Directors
PrivateBancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of PrivateBancorp, Inc. for the registration of debt securities, preferred stock, common stock, warrants, depositary shares, purchase contracts and units, of our reports dated May 8, 2015, August 6, 2015, and November 4, 2015 relating to the unaudited condensed consolidated interim financial statements of PrivateBancorp, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015.

/s/ Ernst & Young LLP
Chicago, Illinois
November 5, 2015